EXHIBIT 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
DECLARATION OF REGULAR QUARTERLY CASH DIVIDEND PLUS SPECIAL
NONRECURRING DIVIDEND

Philadelphia, Pennsylvania (May 20, 2015) -- Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a cash dividend of $0.18 per outstanding share of common stock. This quarter's dividend is comprised of a regular quarterly dividend of $0.03 and a nonrecurring dividend of $0.15 per outstanding common share. This dividend will be paid on June 19, 2015 to the shareholders of record at the close of business on June 5, 2015.

"We are pleased to announce our regular quarterly dividend plus an additional special dividend to our shareholders" said Thomas A. Vento, Chairman, President and Chief Executive Officer. "The additional nonrecurring dividend is indicative of our continued commitment to enhance shareholder value. The Company also continues to utilize stock buybacks in this same regard and, as of today, we have repurchased a total of 464,614 shares of our common stock. The buybacks are pursuant to the plan that commenced in October 2014 indicating total planned repurchases of up to 950,000 shares".

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates five full service offices in Philadelphia, one office in Drexel Hill, and one office in Chalfont, Pennsylvania.  At March 31, 2015, the Company had assets totaling $518.2 million, liabilities totaling $389.4 million and $128.8 million of shareholders' equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Thomas A. Vento, Chairman, President and Chief Executive Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

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